Exhibit 10.1

Summary of Compensation Arrangements for Named Executive Officers of Tompkins Financial Corporation

The three major components of the Company's executive officer compensation are
(i) base salary, (ii) annual bonus and (iii) long-term, equity based incentive awards. Following is a description of the compensation arrangements that were approved by the Independent Directors at the January 29, 2008, meeting of the Company's Board of Directors, upon recommendation of the Compensation Committee for the Company's Named Executive Officers, which officers were determined by reference to the Company's Proxy Statement on Schedule 14-A, filed April 13, 2007 (the "2007 Proxy").

Base Salary

On January 29, 2008, the Board of Directors approved the following base annual salaries, effective January 1, 2008, for the following Named Executive Officers(1), (2):

Stephen S. Romaine           $340,000
James W. Fulmer              $260,500
Francis M. Fetsko            $210,000


Annual Bonus

Upon recommendation of the Compensation Committee, the Board of Directors approved on January 29, 2008, the following bonus payments for performance in fiscal 2007:

Stephen S. Romaine           $112,800
James W. Fulmer              $ 70,000
Francis M. Fetsko            $ 40,000
Lawrence A. Updike           $ 20,000

The foregoing bonuses will be paid during the first quarter of fiscal 2008. The Compensation Committee considers a number of quantitative and qualitative performance factors to evaluate the performance of its Named Executive Officers. These performance factors include: (i) achievement of individual goals; (ii) contribution to business unit results; and (iii) contribution to corporate results measured by (a) the Company's net income as compared to the Company's internal targets, (b) increases in earnings per share of the Company's common stock for the latest 12 months, (c) the Company's return on assets, as ranked in the Federal Reserve Bank Holding Company Performance Report (Peer Group Percentile), (d) increases in the Company's stock price over 12 months, and (e) the Company's return on equity, as ranked in the Federal Reserve Bank Holding Company Performance Report (Peer Group percentile).

Named Executive Officers are also entitled to: (i) Company-sponsored matching contributions on salary deferral pursuant to the Company's Investment and Stock Ownership Plan, (ii) amounts paid pursuant to the profit sharing portion of the Company's Investment and Stock Ownership Plan and the Company's Employee Stock Ownership Plan, (iii) taxable amounts of applicable life insurance premiums paid on the executive's behalf by the Company and (iv) certain perquisites, which include such items as car allowance and club dues.



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(1)  James J. Byrnes was listed as a Named Executive Officer in the Company's
     2007 Proxy and currently serves as the Chairman of the Company's Board of Directors. Mr. Byrnes retired as President and CEO of the Company effective 12/31/2006, and thus was not eligible for an annual bonus for 2007 service, nor will he receive compensation for service as an executive officer during fiscal year 2008.

(2) Lawrence A. Updike was listed as a Named Executive Officer in the Company's 2007 Proxy. Mr. Updike retired effective 12/31/2007, and thus will not receive compensation for service as an executive officer during fiscal 2008.